[Letterhead of Ervin, Cohen & Jessup LLP]



June 16, 1998


Netter Digital Entertainment, Inc.
5125 Lankershim Boulevard
North Hollywood, CA 91601

Gentlemen:

     You have advised us that Netter Digital Entertainment, Inc., a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") covering resales of up to an aggregate of 2,886,943 shares of the Company's Common Stock, par value $0.01 per share, by certain selling stockholders. You have asked us to provide our opinion concerning the legality of the securities to be sold pursuant to the Registration Statement.

     In giving this opinion, we have reviewed the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the proceedings of the Board of Directors of the Company and such other documents as we have considered advisable. In such examination, we have assumed the genuineness of all signatures, the conformity with originals of all documents submitted to us as copies, the authenticity of the originals of such copies, the legal capacity of all natural persons and that the documents submitted to us for our review have not been and will not be altered, amended or repealed in any respect material to our opinions as stated herein.

     Based upon the foregoing, we are of the opinion that:

     1. The 2,223,221 presently outstanding shares of the Company's Common Stock to be sold pursuant to the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     2. The 508,145 shares of the Company's Common Stock to be sold pursuant to the Registration Statement which are issuable upon exercise of the Representative's Warrants, the Placement Agent's Warrants or certain Options
(as such terms are defined in the Registration Statement) have been duly authorized and will be, when issued against payment of the consideration set forth in, and in accordance with the provisions of, the written agreements or instruments defining the rights of the holders of the Representative's Warrants, the Placement Agent's Warrants, and such Options (and, in the case of the Placement Agent's Warrants, in accordance with the proper exercise of the conversion option by the holders of the Company's Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") after exercise of the Placement Agent's Warrants and issuance of the shares of Preferred Stock), legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     3. The 155,577 shares of the Company's Common Stock to be sold pursuant to the Registration Statement which are issuable upon conversion of presently outstanding shares of Preferred Stock have been duly authorized and will be, when issued in accordance with the proper exercise of the conversion option by the holders of such Preferred Stock, legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed by the Company with the Securities and Exchange Commission and to the use of our name under the caption "Legal Matters" in the Prospectus filed as part of such Registration Statement.

                                            Very truly yours,

                                            /s/ ERVIN, COHEN & JESSUP LLP